Exhibit 10.23

ROSENTHAL & ROSENTHAL, INC.

1370 Broadway

New York NY 10018

March 29, 2022

JP Outfitters, LLC

1111 Brickell Avenue Suite 1300

Miami, FL 33131

Ladies and Gentlemen:

Reference is made to the Financing Agreement entered into between Rosenthal & Rosenthal, Inc. (“Lender”) and JP Outfitters, LLC (“Borrower”) dated June 11, 2019, as amended or supplemented (the “Financing Agreement”).

This will confirm that, effective as of the date hereof, the Financing Agreement is hereby amended as follows:

a.	The definition of “Maximum Credit Facility” in Article 1 is amended and restated to be “$5,250,000”.

b.	Clause (a)(iv) of the first sentence of Section 2.1 is amended and restated to be as follows:

“(iv) an additional availability block of $200,000”

This will additionally confirm that, as a result of the above $1,250,000 increase in the Maximum Credit Facility, Borrower shall pay to lender an additional facility fee on such increased amount, pro-rated through July 1, 2022 (i.e., the next anniversary of the Closing Date on which the facility fee set forth in Section 3.1 of the Financing Agreement is payable), equal to one-quarter of one percent (1/4%) of $1,250,000, which additional fee shall be fully earned and payable on the date of this amendment.

Except as hereinabove specifically set forth, all of the terms and conditions of the Financing Agreement shall remain in full force and effect and continue unmodified.

Very truly yours,

ROSENTHAL & ROSENTHAL, INC.

By:	/s/ Robert A. Miller
Name:	Robert A. Miller
Title:	Executive Vice President

Agreed:

JP OUTFITTERS, LLC

By:	/s/ Douglas O’ Keefe
Name:	Douglas O’ Keefe
Title:	Manager and Secretary